Freeport-McMoRan Copper & Gold Inc. Reports

Fourth-Quarter and Twelve-Month 2003 Results

        - Strong Cash Flows

        - Significant Debt Reduction

        - Reserve Additions

HIGHLIGHTS

  Fourth-quarter 2003 net income of $0.2 million, compared with fourth-quarter 2002 net income of $64.1 million, $0.41 per share, and full year 2003 net income of $154.2 million, $0.97 per share, compared with $127.1 million, $0.87 per share in 2002.

  Fourth-quarter 2003 metal sales of 163.5 million pounds of copper and 273,200 ounces of gold reflect the mining of limited volumes of lower grade ore from the Grasberg open pit following the October 9, 2003 slippage event.  Annual sales for 2003 totaled 1.3 billion pounds of copper and 2.5 million ounces of gold.

  Unit cash production costs, net of gold and silver credits, were a net credit of $(0.02) per pound for the twelve-month 2003 period.  Fourth quarter unit cash production costs, net of gold and silver credits, were $0.39 per pound reflecting the lower copper and gold sales volumes.

  Operating cash flows totaled $102.3 million for the fourth quarter of 2003 and $572.1 million for the year 2003.  Capital expenditures for 2003 totaled $139.2 million.

  Total debt of $2.23 billion at December 31, 2003, approximately $1.73 billion net of cash and restricted investments, reflects 2003 reductions of approximately $643 million, including change in cash and restricted investments.  Including January 2004 debt conversions described below, debt net of cash and restricted investments approximated $1.56 billion, a reduction of $813 million from December 31, 2002.  Unrestricted cash totaled $463.7 million at December 31, 2003.

  Completed additional balance sheet improvements through the conversion of FCX’s 7% Step-Up Convertible Preferred Stock into 11.5 million shares of common stock on December 19, 2003, and the January 6, 2004 conversion of an additional $180.1 million of 8 ¼% Convertible Senior Notes into 12.6 million shares of common stock.  Common shares outstanding currently approximate 196 million.

  FCX’s Board of Directors increased annual common stock dividend to $0.80 per share and authorized a new 20 million share open market purchase program.

  PT Freeport Indonesia’s (PT-FI), FCX’s Indonesian mining unit, share of proven and probable reserve additions were 1.6 billion pounds of copper, 0.6 million ounces of gold, and 10.3 million ounces of silver.  PT-FI’s share of estimated recoverable reserves as of December 31, 2003 totaled 39.7 billion pounds of copper, 46.6 million ounces of gold and 116.8 million ounces of silver.

NEW ORLEANS, LA, January 20, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2003 net income applicable to common stock of $0.2 million, compared with fourth-quarter 2002 net income of $64.1 million, $0.41 per share.  Net income for the fourth quarter of 2003 was reduced by $4.3 million ($0.02 per share) for equipment lost in the October 9 slippage at the Grasberg open pit and $2.0 million ($0.01 per share) for charges related to the early extinguishment of debt.  Fourth quarter results were also adversely affected by reduced mill throughput and lower ore grades following the slippage event.  For the twelve months ended December 31, 2003, FCX reported net income applicable to common stock of $154.2 million, $0.97 per share, including losses on early extinguishment and conversion of debt totaling $31.9 million, $0.20 per share, and net charges for the cumulative effect of changes in accounting principles of $15.6 million, $0.10 per share, compared with net income of $127.1 million, $0.87 per share, including a charge for the cumulative effect of a change in accounting principle of $3.0 million, $0.02 per share, for the twelve months ended December 31, 2002.

SUMMARY FINANCIAL TABLE

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$446,124	$571,044	$2,212,165	$1,910,462
Operating income	93,595	224,108	812,425	640,137
Net income applicable to common stock before cumulative effect adjustments (a)	236	64,091	169,812	130,099
Net income applicable to common stock (b)	236	64,091	154,219	127,050
Diluted net income per share:(c)
Before cumulative effect adjustments	.00	.41	1.07	.89
Applicable to common stock	.00	.41	.97	.87

Diluted average shares outstanding (c)	177,835	188,390	159,102	146,418

a)

Includes losses on the early extinguishment and conversion of debt related to the conversion of FCX’s 8¼% Convertible Senior Notes and other debt extinguishments totaling $2.0 million ($0.01 per share) in the fourth quarter of 2003 and $31.9 million ($0.20 per share) in the twelve months of 2003.   Includes net charges associated with the impact of movements in the US$/euro exchange rate totaling $5.8 million ($0.03 per share) in the 2003 quarter, $4.8 million ($0.03 per share) in the 2002 quarter, $13.6 million ($0.09 per share) in the 2003 twelve-month period and $11.9 million ($0.08 per share) in the 2002 twelve-month period.  The twelve months of 2003 also include gains totaling $12.2 million ($0.08 per share) on the redemption of Gold-Denominated and Silver-Denominated Preferred Stock.

b)

Twelve-months 2003 cumulative effect adjustments include a $24.7 million ($0.16 per share) charge for adoption of SFAS No. 150,”Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Debt,”  effective July 1, 2003, and a $9.1 million ($0.06 per share) gain for adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.  Twelve-months 2002 cumulative effect adjustment reflects a $3.0 million ($0.02 per share) charge for an accounting change for depreciation of mining and milling assets, effective January 1, 2002.

c)

Diluted net income per share for the fourth quarter of 2002 reflects assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of interest expense, net of tax, totaling $12.6 million and the inclusion of 42.2 million common shares.  The convertible notes were not dilutive in the other periods presented.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “During 2003, we completed a series of important steps to improve our balance sheet and enhance our financial flexibility.  Our 2003 results reflect our ability to generate strong cash flows in a low commodity price environment with substantial upside to rising prices.  We are making excellent progress in restoring safe access to our higher grade ore areas in the Grasberg open pit and expect to return to mining in these areas in the second quarter of 2004.  Our high quality, long-lived asset base, strong balance sheet and the significantly improved copper and gold markets position us to deliver long-term values for our shareholders.”

STATUS OF GRASBERG OPEN-PIT OPERATIONS

As previously reported, following the October 9, 2003 slippage event and the December 12, 2003 debris flow in a section of the Grasberg open pit, PT-FI has directed its open-pit operations to accelerating removal of waste material from the south wall to restore safe access to the higher grade ore areas in the pit.  Ore previously forecast to be mined in 2004 is currently available for mining and will be mined once safe access is assured.  Based on the substantial progress achieved to date, PT-FI expects to return to its key ore areas in the second quarter of 2004.  In the near term, PT-FI’s ore will be sourced from its Deep Ore Zone (DOZ) underground mine, which averaged 42,800 metric tons per day in the fourth quarter of 2003, and from low grade material in the open pit.  As a result of the mine sequencing changes at the open pit, a portion of the higher grade ore previously forecast to be mined in 2004 is expected to be deferred to future periods, with the substantial majority of the deferred ore expected to be mined in 2005.  These mine sequencing changes are not expected to affect long-term mine plans or recoverable ore reserves.

FCX previously estimated its annual sales to approximate 1.4 billion pounds of copper and 2.2 million ounces of gold in 2004 with 64 percent of copper sales and 70 percent of gold sales expected in the second half, and 1.3 billion pounds of copper and 2.1 million ounces of gold in 2005.  The table below reflects the changes in sales estimates as a result of the changes in the timing of PT-FI’s mine sequencing:

	Previous Estimate		Current Estimate		Change
	Copper billion lbs	Gold million ozs	Copper billion lbs	Gold million ozs	Copper billion lbs	Gold million ozs
2004	1.4	2.2	1.0	1.5	(0.4)	(0.7)
2005	1.3	2.1	1.5	2.9	0.2	0.8
Total	2.7	4.3	2.5	4.4	(0.2)	0.1

Average annual sales volumes over the next five years are expected to approximate 1.34 billion pounds of copper and 2.2 million ounces of gold.  As efforts progress to assure safe access to PT-FI’s key ore areas, PT-FI will continue to assess the timing of its near-term metal production.  Ore grades are expected to increase throughout the year resulting in a significant portion of 2004 metal sales occurring in the second half of the year.  PT-FI’s share of first quarter sales is expected to approximate 90 million pounds of copper and 90,000 ounces of gold.

PT-FI PRODUCTION AND SALES

	Fourth Quarter		Twelve Months
	2003	2002	2003		2002
Copper (000s of recoverable pounds):
Production	160,400	427,100	1,291,600		1,524,200
Sales	163,500	429,800	1,295,600		1,522,300
Average realized price per pound	$0.99	$0.70	$0.82		$0.71
Gold (recoverable ounces):
Production	264,300	665,300	2,463,300		2,296,800
Sales	273,200	678,300	2,469,800		2,293,200
Average realized price per ounce	$386.87	$323.49	$366.60	(a)	$311.97

a)

Amount was $357.61 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

PT-FI’s fourth-quarter production and sales reflect the changes to the mine sequencing at the Grasberg open pit.  Mill throughput averaged 142,100 metric tons of ore per day in the fourth quarter of 2003 compared with 239,100 metric tons of ore in the fourth quarter of 2002.  Mill throughput in the first quarter of 2004 is expected to average approximately 100,000 metric tons of ore per day and is expected to return to a level approximating 230,000 metric tons per day once normal operations resume.  Fourth-quarter 2003 copper ore grades averaged 0.77 percent, compared with 1.23 percent for the fourth quarter of 2002.  Full-year 2003 copper ore grades averaged 1.09 percent, compared with 1.14 percent in the full-year 2002 period.  Copper recovery rates were 86.7 percent for the fourth quarter of 2003, compared with 89.9 percent for the fourth quarter of 2002.  Full-year 2003 copper recovery rates were 89.0 percent, compared with 88.5 percent for the full-year 2002 period.

For the fourth quarter of 2003, ore milled averaged 1.00 grams per metric ton (g/t) of gold, compared with 1.44 g/t for the fourth quarter of 2002.  Full-year 2003 ore milled averaged 1.54 g/t, compared with 1.24 g/t for the full-year 2002 period.  Gold recovery rates declined to 84.8 percent for the fourth quarter of 2003, compared with 89.3 percent for the fourth quarter of 2002.  Full-year 2003 gold recovery rates were 87.3 percent, compared with 88.4 percent for the 2002 period.

Production from PT-FI’s DOZ underground mine averaged 42,800 metric tons of ore per day during the fourth quarter of 2003, representing 30 percent of total fourth-quarter 2003 mill throughput.  DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day and PT-FI is completing studies to increase the capacity of the DOZ underground operation to 50,000 metric tons per day, which would make DOZ one of the world’s largest underground operations.

Copper realized prices improved by 41 percent to $0.99 per pound in the fourth quarter of 2003 from $0.70 in the fourth quarter of 2002.  Current LME copper prices approximate $1.10 per pound.  Gold realized prices improved by 20 percent to $386.87 per ounce in the fourth quarter of 2003 from $323.49 per ounce in the fourth quarter of 2002.  Current London gold prices approximate $407 per ounce.

At December 31, 2003, FCX’s concentrate sales included 64.6 million pounds of copper, priced at an average of $1.05 per pound, that remain subject to final pricing over the next several months.  Each $0.01 change in the price realized from the December 31 price would result in an approximate $0.3 million, $0.002 per share, effect on FCX’s 2004 net income.  Fourth-quarter 2003 adjustments to concentrate sales recognized in prior quarters increased revenues by $14.5 million ($7.5 million to net income, $0.04 per share) compared with a decrease of $1.9 million ($1.0 million to net income, $0.005 per share) in the fourth quarter of 2002.

NET CASH PRODUCTION COSTS (CREDITS)(a)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
Per pound of copper:
Site production and delivery	$0.85	$0.35	$0.48	$0.36
Gold and silver credits	(0.66)	(0.52)	(0.70)	(0.48)
Treatment charges and royalties	0.20	0.20	0.20	0.20
Net cash production costs (credits)	$0.39	$0.03	$(0.02)	$0.08

a) For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash production costs, including gold and silver credits, averaged $0.39 per pound of copper during the fourth quarter of 2003, compared with $0.03 per pound for the 2002 quarter.  Unit production and delivery costs increased from the prior year quarterly period primarily because of lower sales volumes.  For the twelve months of 2003, PT-FI reported record-low average unit net cash production costs of a net credit of $(0.02) per pound, compared with $0.08 per pound for 2002 primarily reflecting improved gold prices and volumes which resulted in higher gold credits.

Assuming average gold prices of $400 per ounce and copper and gold sales of 1.0 billion pounds and 1.5 million ounces for 2004, and 1.5 billion pounds and 2.9 million ounces for 2005, PT-FI expects its net cash production costs, including gold and silver credits, to average approximately $0.25 per pound in 2004 and a net credit of $(0.12) per pound in 2005.  The weighted average net cash production cost for the two-year period would approximate less than $0.05 per pound.  Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and will therefore be higher than the $0.25 per pound projected annual average during the first half of 2004 and lower during the second half.  Net unit cash production costs for 2004 would change approximately $0.03 per pound for each $25 per ounce change in the average price of gold.

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy.  Through downstream integration, FCX assures placement of a significant portion of its concentrate production and operating hedges for treatment and refining charges.  While currently low smelter treatment and refining charges have adversely affected the operating results of FCX’s smelter operations, they benefited operating results of its mining operations.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 224,700 metric tons of concentrates and scrap in the fourth quarter of 2003, compared with 257,700 metric tons in the year-ago period.  Unit cathode cash production costs totaled $0.19 per pound in the fourth quarter of 2003 and $0.14 per pound for the year-ago period.  Unit costs were adversely affected by a stronger euro/US$ exchange rate, which added $0.03 per pound to Atlantic Copper’s fourth-quarter 2003 unit costs compared with fourth-quarter 2002 unit costs.  Atlantic Copper reported an operating loss of $12.3 million for the fourth quarter of 2003, compared with $2.9 million in the 2002 period.  Treatment charges received by Atlantic Copper remained at historically low levels, averaging $0.17 per pound during the fourth quarters of 2003 and 2002.

FCX recognized a non-cash charge totaling $5.8 million, $0.03 per share, in the fourth quarter of 2003 as a result of the effect on Atlantic Copper’s net euro-denominated liabilities from the euro strengthening from $1.17 per euro to $1.26 per euro, compared with a $4.8 million, $0.03 per share, charge in the fourth quarter of 2002.  In addition, Atlantic Copper recorded charges to net income totaling $6.5 million, $0.04 per share, in the fourth quarter of 2003 compared with $2.1 million, $0.01 per share, in the fourth quarter of 2002 to reflect changes in the fair value of copper hedging contracts.  Atlantic Copper is planning a 45-day maintenance turnaround beginning in March 2004, which is expected to adversely affect costs and volumes resulting in an approximate $40 million impact on 2004 operating results with approximately $6 million estimated to be reflected in the first quarter and the balance in the second quarter.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 194,200 metric tons of concentrates in the fourth quarter of 2003, compared with 219,100 metric tons in the year-ago period.  PT Smelting reported quarterly production of 122.1 million pounds of cathodes and sold 124.9 million pounds of cathodes.  Cathode production totaled 122.4 million pounds and sales totaled 124.9 million pounds during the fourth quarter of 2002.  PT Smelting’s copper cathode cash production costs per pound totaled $0.10 per pound in the fourth quarters of 2003 and 2002.  PT-FI’s equity interest in PT Smelting’s earnings totaled $1.4 million, $0.01 per share, for the fourth quarter of 2003 compared to $1.0 million, $0.01 per share, in the 2002 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sale to third parties occurs.  Changes in these net deferrals resulted in additions to FCX’s net income totaling $23.1 million, $0.13 per share, in the fourth quarter of 2003, compared with $4.6 million, $0.02 per share, in the fourth quarter of 2002.  At December 31, 2003, FCX’s net deferred profits to be recognized in future periods’ net income totaled $28.9 million.

CASH FLOW and DEBT REDUCTIONS

Operating cash flows for 2003 totaled $572.1 million.  In each of the last five years, FCX has generated in excess of $500 million in operating cash flows with average prices of $0.76 per pound for copper and $298 per ounce for gold.  Based on average annual sales volumes anticipated over the next five years of 1.34 billion pounds of copper and 2.2 million ounces of gold, each $0.10 per pound change in copper prices approximates $70 million in annual cash flows and each $25 per ounce change in gold prices approximates $28 million.  FCX’s 2004 operating cash flows are expected to be adversely affected by the timing of PT-FI’s metal sales and Atlantic Copper’s operating results.  FCX’s operating cash flows in 2005 are expected to benefit from the projected increase in PT-FI metal sales.  Capital expenditures totaled $139.2 million in 2003 and are estimated to approximate $150 million for the year 2004.  Capital expenditures are estimated to average approximately $130 million per year over the next five years.

During 2003, FCX completed a series of steps to improve its balance sheet and debt maturity profile and enhance its financial flexibility.  At December 31, 2003, FCX had $463.7 million in cash and cash equivalents.  Total debt, which includes mandatorily redeemable preferred stock, totaled $2.23 billion at December 31, 2003, and $1.73 billion net of cash and restricted investments.  The net reduction of debt, including the change in cash and restricted investments, was $35.3 million in the fourth quarter and $642.9 million for the full year.  The net reduction for 2003 includes the conversion of debt into common stock of $311.1 million.  Including January 2004 debt conversions, debt net of cash and restricted investments approximated $1.56 billion, a reduction of $813 million from December 31, 2002.

In December 2003, FCX called for redemption the depositary shares representing its 7% Step-Up Convertible Preferred Stock.  Of the 14.0 million depositary shares outstanding at the time of the call, 13.8 million depositary shares converted into 11.5 million shares of FCX common stock.  The remaining outstanding depositary shares are being redeemed for approximately $7 million cash.  On January 6, 2004, FCX completed the tender offer for its 8¼% convertible senior notes resulting in the early conversion of $180.1 million of notes into 12.6 million shares of FCX common stock.  FCX expects to record an approximate $4 million net charge to net income in the first quarter of 2004 in connection with this conversion.  The remaining $112.5 million of notes are callable beginning in August 2004.  The conversion of the preferred stock and the January conversions of FCX’s 8¼% convertible senior notes will result in cash savings of approximately $20 million per annum at the current common stock dividend.

Reduction of Debt (in millions)	Total Debt(a)
At December 31, 2002	$2,488
Sale of long-term bonds	1,075
Repayments, net	(1,024)
Conversion of 8 ¼% senior notes	(311)
Net change	(260)
At December 31, 2003	2,228
Less: cash and restricted investments	(499)
Debt, net of cash and restricted investments at December 31, 2003	1,729
January 6, 2004, conversions net of cash and restricted investments	(170)
Adjusted debt, net of cash and restricted investments	$1,559

a) Includes mandatory redeemable preferred stock that was classified as debt effective July 1, 2003, in accordance with SFAS No. 150.

As previously reported, FCX’s Board of Directors increased the common stock dividend from an annual rate of $0.36 per share to $0.80 per share.  The Board also approved a new open market share purchase program for up to 20 million shares.  FCX has not purchased shares under the new program.  The timing of future purchases is dependent upon many factors including the company’s operating results, cash flow and financial position, the market price of the common shares and general economic and market conditions.

RESERVE ADDITIONS

	Aggregate Reserves			PT-FI’s Share
	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)
Reserves - December 31, 2002	53.3	62.6	147.6	39.4	48.5	110.9
Net additions/revisions	2.6	1.0	16.8	1.6	0.6	10.0
Production	(1.5)	(3.2)	(5.0)	(1.3)	(2.5)	(4.1)
Reserves - December 31, 2003	54.4	60.4	159.4	39.7	46.6	116.8

During 2003, additions to the aggregate proven and probable reserves at the Grasberg mining complex totaled approximately 185.5 million metric tons of ore representing aggregate increases of 2.6 billion recoverable pounds of copper, 1.0 million ounces of gold and 17.1 million ounces of silver.  Year-end aggregate proven and probable recoverable reserves, net of 2003 production, were 2.7 billion metric tons of ore averaging 1.08 percent copper, 0.98 g/t gold and 3.72 g/t silver.  Approximately 126 million metric tons of the additions relate to additions to the Mill Level Zone ore body, resulting from PT-FI’s 2003 drilling program.  FCX’s aggregate exploration budget for 2004 is expected to total approximately $13 million, including Rio Tinto’s share, with most of the effort focused on drilling below the current Mill Level Zone ore body.   Estimated recoverable reserves were assessed using a copper price of $0.85 per pound and a gold price of $270 per ounce.  If metal prices in the reserve calculations were adjusted to the approximate average London spot market prices for the past three years, i.e., copper prices adjusted from $0.85 per pound to $0.74 per pound and gold prices adjusted from $270 per ounce to $315 per ounce, there would be no change in estimated proven and probable reserves.

Pursuant to joint venture arrangements between PT-FI and Rio Tinto, Rio Tinto has a 40 percent interest in future production from reserves above those reported at December 31, 1994.  Net of Rio Tinto’s share, PT-FI’s share of proven and probable reserves at December 31, 2003, was 39.7 billion pounds of copper, 46.6 million ounces of gold and 116.8 million ounces of silver.  The increases in reserves replaced approximately 123 percent of PT-FI’s 2003 copper production, 24 percent of its 2003 gold production and 244 percent of its 2003 silver production.  FCX has a 90.6 percent equity interest in PT-FI’s share of proven and probable reserves.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes, projected unit production costs, projected capital expenditures, projected operating cash flows, projected debt and cash levels, the impact of copper and gold price changes, the impact of the recent slippage and debris flow in the Grasberg open pit on operations, statements regarding the level of dividend payments and statements regarding FCX’s liquidity.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper and cathode cash production costs per pound of copper.  As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our website at “www.fcx.com.”   A conference call with securities analysts about fourth-quarter 2003 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, February 13, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA (Page 1 of 2)

	Fourth Quarter				Twelve Months
	2003		2002		2003		2002
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	160,400		427,100		1,291,600		1,524,200
Production (metric tons)	72,800		193,800		585,900		691,400
Sales (000s of pounds)	163,500		429,800		1,295,600		1,522,300
Sales (metric tons)	74,200		194,900		587,700		690,500
Average realized price per pound	$.99		$.70		$.82		$.71
Gold (recoverable ounces)
Production	264,300		665,300		2,463,300		2,296,800
Sales	273,200		678,300		2,469,800		2,293,200
Average realized price per ounce	$386.87		$323.49		$366.60	[a]	$311.97
Silver (recoverable ounces)
Production	396,000		1,120,700		4,112,700		4,121,100
Sales	399,800		1,124,100		4,126,700		4,116,100
Average realized price per ounce	$5.15		$4.42		$5.15	[b]	$4.66	[b]

PT Freeport Indonesia, Gross Profit per Pound of Copper (cents):
Average realized price	99.4		70.5		81.9		70.6
Production costs:
Site production and delivery	84.7	[c]	34.8	[c]	47.6	[c]	36.0	[c]
Gold and silver credits	(66.0)		(52.1)		(69.8)		(48.2)
Treatment charges	19.6		18.3		17.9		18.3
Royalty on metals	0.6		1.9		2.0		1.6
Net cash production costs (credits)[d]	38.9		2.9		(2.3)		7.7
Depreciation and amortization	13.3		13.3		14.7		14.4
Reclamation, noncash and other	3.0	[e]	0.8		1.2	[e]	0.5
Total production costs	55.2		17.0		13.6		22.6
Adjustments, primarily for copper pricing on prior period sales and gold/silver hedging	13.5		2.3		2.8		0.9
Gross profit per pound of copper	57.7		55.8		71.1		48.9

a.

Amount was $357.61 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

b.

Amounts were $4.74 for the 2003 twelve-month period and $4.46 for the 2002 twelve-month period before hedging gains resulting from the partial redemptions of FCX’s Silver-Denominated Preferred Stock.

c.

Net of deferred mining costs totaling $27.0 million or 16.5 cents per pound for the 2003 quarter, $6.9 million or 1.6 cents per pound for the 2002 quarter, $64.4 million or 5.0 cents per pound for the 2003 twelve-month period and $30.6 million or 2.0 cents per pound for the 2002 twelve-month period.

d.

For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

e.

Includes equipment loss caused by pit slippage totaling $8.4 million or 5.2 cents per pound for the 2003 quarter and 0.7 cents per pound for the 2003 twelve-month period.

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA (Page 2 of 2)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
PT Freeport Indonesia, 100% Operating Statistics
Ore milled (metric tons per day)	142,100	239,100	203,000	235,600
Average ore grade
Copper (percent)	.77	1.23	1.09	1.14
Gold (grams per metric ton)	1.00	1.44	1.54	1.24
Gold (ounce per metric ton)	.032	.046	.050	.040
Silver (grams per metric ton)	4.26	4.05	4.03	3.60
Silver (ounce per metric ton)	.137	.130	.130	.116
Recovery rates (percent)
Copper	86.7	89.9	89.0	88.5
Gold	84.8	89.3	87.3	88.4
Silver	48.1	63.8	61.3	61.3
Copper (recoverable)
Production (000s of pounds)	184,900	514,000	1,522,900	1,839,000
Production (metric tons)	83,900	233,100	690,800	834,200
Sales (000s of pounds)	188,500	517,300	1,527,700	1,836,800
Sales (metric tons)	85,500	234,600	693,000	833,200
Gold (recoverable ounces)
Production	357,500	885,700	3,163,900	2,938,800
Sales	368,700	901,900	3,171,500	2,934,000
Silver (recoverable ounces)
Production	754,500	1,482,400	4,978,600	4,922,900
Sales	763,400	1,487,100	4,994,000	4,916,000
Atlantic Copper
Concentrate and scrap treated (metric tons)	224,700	257,700	964,400	1,016,700
Anodes
Production (000s of pounds)	143,200	170,300	640,000	657,000
Production (metric tons)	65,000	77,200	290,300	298,000
Sales (000s of pounds)	35,600	28,100	97,000	101,200
Sales (metric tons)	16,100	12,700	44,000	45,900
Cathodes
Production (000s of pounds)	136,600	140,100	544,700	552,200
Production (metric tons)	62,000	63,500	247,100	250,500
Sales (including wire rod and wire)
(000s of pounds)	140,800	143,200	546,800	556,500
(metric tons)	63,800	65,000	248,000	252,400
Gold sales in anodes and slimes (ounces)	268,500	248,500	929,700	813,900
Cathode cash production cost per pound before hedging[a]	$.19	$.14	$.16	$.12
PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	194,200	219,100	824,800	719,600
Anodes
Production (000s of pounds)	120,500	148,100	545,500	465,700
Production (metric tons)	54,600	67,200	247,400	211,200
Sales (000s of pounds)	10,800	17,900	64,600	33,000
Sales (metric tons)	4,900	8,100	29,300	15,000
Cathodes
Production (000s of pounds)	122,100	122,400	492,400	424,100
Production (metric tons)	55,300	55,500	223,300	192,400
Sales (000s of pounds)	124,900	124,900	493,500	424,100
Sales (metric tons)	56,600	56,700	223,800	192,400
Cathode cash production cost per pound[a]	$.10	$.10	$.10	$.14

a.

For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

 FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF INCOME (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2003	2002		2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$446,124 [a]	$571,044	[a]	$2,212,165 [a]	$1,910,462 [a]
Cost of sales:
Production and delivery	293,704	259,190		1,082,209	938,462
Depreciation and amortization	30,753	68,010		230,803	260,446
Total cost of sales	324,457	327,200		1,313,012	1,198,908
Exploration expenses	1,433	650		6,449	3,112
General and administrative expenses	26,639 [b]	19,086	[b]	80,279 [b]	68,305 [b]
Total costs and expenses	352,529	346,936		1,399,740	1,270,325
Operating income	93,595	224,108		812,425	640,137
Equity in PT Smelting earnings (losses)	1,368	1,042		5,609	(4,181)
Interest expense, net	(40,941)	(42,047)		(197,017)	(171,209)
Losses on extinguishment and conversion of debt	(2,023)	-		(34,589)	-
Other income (expenses), net	1,671 [c]	(6,597)[c]		(2,653)[c]	(15,085)[c]
Income before income taxes and minority interests	53,670	176,506		583,775	449,662
Provision for income taxes	(45,248)	(89,530)		(338,053)	(245,518)
Minority interests in net income of consolidated subsidiaries	(6,028)	(13,378)		(48,469)	(36,441)
Net income before cumulative effect of changes in accounting principles	2,394	73,598		197,253	167,703
Cumulative effect of changes in accounting principles, net	-	-		(15,593)	(3,049)
Net income	2,394	73,598		181,660	164,654
Preferred dividends	(2,158)	(9,507)		(27,441)	(37,604)
Net income applicable to common stock	$236	$64,091		$154,219	$127,050
Net income per share of common stock:
Basic:
Before cumulative effect	$ -	$.44		$1.09	$.90
Cumulative effect	-	-		(.10)	(.02)
Net income per share of common stock	$ -	$.44		$.99	$.88
Diluted:
Before cumulative effect	$ -	$.41	[d]	$1.07	$.89
Cumulative effect	-	-		(.10)	(.02)
Net income per share of common stock	$ -	$.41	[d]	$ .97	$.87
Average common shares outstanding:
Basic	172,665	144,897		155,805	144,649
Diluted	177,835	188,390	[d]	159,102	146,418
Dividends paid per common share	$0.09	$ -		$0.27	$ -

a.

Includes adjustments to prior period concentrate sales totaling $14.5 million for the 2003 quarter, $(1.9) million for the 2002 quarter, $11.0 million for the year ended December 31, 2003, and $5.4 million for the year ended December 31, 2002.  Also includes hedging gains from redemption of gold and silver preferred stock totaling $23.8 million for the year ended December 31, 2003, and $0.8 million for the year ended December 31, 2002.

b.

Includes charges for costs associated with stock appreciation rights caused by an increase in FCX’s stock price totaling $3.3 million for the 2003 quarter, $0.4 million for the 2002 quarter, $7.3 million for the year ended December 31, 2003, and $0.5 million for the year ended December 31, 2002.  Also includes reductions from Rio Tinto’s reimbursements for certain administrative costs totaling $1.6 million for the 2003 quarter, $11.3 million for the year ended December 31, 2003, and $1.3 million for the year ended December 31, 2002.

c.

Includes net charges totaling $5.8 million for the 2003 quarter, $4.8 million for the 2002 quarter, $13.6 million for the year ended December 31, 2003, and $11.9 million for the year ended December 31, 2002, associated with the impact of movements in the US $/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.  In addition, other expenses for the year ended December 31, 2003, include a $5.6 million charge related to restructuring FCX/PT-FI’s credit facility.  Interest income totaled $1.4 million for the 2003 quarter, $1.1 million for the 2002 quarter, $8.9 million for the year ended December 31, 2003, and $4.8 million for the year ended December 31, 2002.

d.

Reflects assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of interest expense (net of tax) totaling $12.6 million and the inclusion of 42.2 million common shares for the 2002 quarter.

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2003		2002
	(In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$463,652		$7,836
Restricted investments and cash	34,964		49,809
Accounts receivable	196,440		190,509
Inventories	397,027		387,247
Prepaid expenses and other	8,050		2,579
Total current assets	1,100,133		637,980
Property, plant, equipment and development costs, net	3,261,697		3,320,561
Other assets	155,722	[a]	52,661
Deferred mining costs	142,635		78,235
Investment in PT Smelting	58,179		44,619
Restricted investments and cash	-		58,137
Total assets	$4,718,366		$4,192,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$311,948		$262,310
Current portion of long-term debt and short-term borrowings	152,396		77,112
Accrued interest payable	49,276		29,081
Accrued income taxes	43,134		81,319
Rio Tinto share of joint venture cash flows	39,693		51,297
Unearned customer receipts	35,335		36,754
Total current liabilities	631,782		537,873
Long-term debt, less current portion:
Convertible senior notes	867,604		603,750
Senior notes	571,041		450,000
Redeemable preferred stock	192,381	[b]	-	[b]
Infrastructure asset financings	187,848		310,674
Atlantic Copper debt	153,728		233,642
Equipment and other loans	103,332		84,212
FCX and PT Freeport Indonesia credit facilities	-		279,000
Total long-term debt, less current portion	2,075,934		1,961,278
Accrued postretirement benefits and other liabilities	161,859		140,016
Deferred income taxes	885,248		706,510
Minority interests	187,559		129,687
Redeemable preferred stock	-	[b]	450,003	[b]
Stockholders' equity	775,984		266,826
Total liabilities and stockholders' equity	$4,718,366		$4,192,193

a.

Includes $73.5 million due from Rio Tinto resulting from FCX’s acquisition of PT Puncakjaya Power in July 2003.

b.

In accordance with Statement of Financial Accounting Standards No. 150, FCX’s mandatorily redeemable preferred stock was classified as debt effective July 1, 2003.  Restatement of prior periods is not allowed.  On August 1, 2003, FCX redeemed preferred stock with a balance of $245.1 million for $221.3 million resulting in a hedging gain of $23.8 million recorded in revenues.

FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income	$181,660	$164,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230,803	260,446
Cumulative effect of changes in accounting principles	15,593	3,049
Losses on extinguishment and conversion of debt	34,589	-
Gain on redemption of gold and silver preferred stock	(23,832)	(830)
Deferred income taxes	110,653	51,476
Equity in PT Smelting (earnings) losses	(5,609)	4,181
Minority interests' share of net income	48,469	36,441
Increase in deferred mining costs	(64,400)	(30,645)
Equipment loss caused by pit slippage	8,434	-
Amortization of deferred financing costs	16,196	12,029
Currency translation loss	13,561	11,892
(Recognition) elimination of profit on PT Freeport Indonesia sales to PT Smelting	(7,018)	8,393
Provision for inventory obsolescence	6,000	6,000
Other	24,773	3,765
(Increases) decreases in working capital:
Accounts receivable	8,304	(70,389)
Inventories	(30,607)	(23,793)
Prepaid expenses and other	(5,428)	671
Accounts payable and accrued liabilities	60,878	(33)
Rio Tinto share of joint venture cash flows	(9,806)	9,894
Accrued income taxes	(41,141)	65,531
Increase in working capital	(17,800)	(18,119)
Net cash provided by operating activities	572,072	512,732

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(129,245)	(182,896)
Atlantic Copper capital expenditures	(9,941)	(5,108)
Investment in PT Puncakjaya Power, net of cash acquired	(68,127)	-
Sale of restricted investments	73,629	47,938
Increase in Atlantic Copper restricted cash	-	(11,000)
Sales of assets and other	866	2,773
Net cash used in investing activities	(132,818)	(148,293)

Cash flow from financing activities:
Net proceeds from sales of senior notes	1,046,437	-
Proceeds from other debt	56,698	295,498
Repayments of debt	(844,374)	(617,123)
Redemptions of preferred stock	(227,081)	(11,671)
Cash dividends paid:
Common stock	(41,682)	-
Preferred stock	(33,733)	(37,294)
Minority interest	(1,623)	-
Proceeds from exercised stock options	68,776	7,777
Financing costs and other	(6,856)	(1,377)
Net cash provided by (used in) financing activities	16,562	(364,190)
Net increase in cash and cash equivalents	455,816	249
Cash and cash equivalents at beginning of year	7,836	7,587
Cash and cash equivalents at end of year	$463,652	$7,836

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of our mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although our measures may not be comparable to similarly titled measures reported by other companies.

We calculate gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within our concentrates are treated as co-products in our financial statements.  We use the by-product method in our presentation of gross profit per pound of copper because (1) the majority of our revenues are copper revenues, (2) we produce and sell one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign our costs to revenues from the copper, gold and silver we produce in concentrates.  In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended December 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$160,444	$160,444	$105,721	$2,238	$268,403

Site production and delivery	138,466	82,771	54,540	1,155	138,466
Gold and silver credits	(107,959)	-	-	-	-
Treatment charges	32,028	19,146	12,615	267	32,028
Royalty on metals	974	582	384	8	974
Net cash production costs	63,509	102,499	67,539	1,430	171,468
Depreciation and amortization	21,771	13,014	8,575	182	21,771
Reclamation, noncash and other	4,927	2,945	1,941	41	4,927
Total production costs	90,207	118,458	78,055	1,653	198,166
Adjustments, primarily for copper pricing on prior period open sales	24,099	24,099	-	-	24,099
Gross profit	$94,336	$66,085	$27,666	$585	$94,336

Pounds of copper sold (000)	163,500	163,500
Ounces of gold sold			273,200
Ounces of silver sold				399,800

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	99.4	99.4	386.87	5.15

Site production and delivery	84.7	50.6	199.63	2.89
Gold and silver credits	(66.0)	-	-	-
Treatment charges	19.6	11.7	46.18	0.67
Royalty on metals	0.6	0.4	1.40	0.02
Net cash production costs	38.9	62.7	247.21	3.58
Depreciation and amortization	13.3	8.0	31.39	0.45
Reclamation, noncash and other	3.0	1.8	7.10	0.10
Total production costs	55.2	72.5	285.70	4.13
Adjustments, primarily for copper pricing on prior period open sales	13.5	13.5	0.09	0.44
Gross profit per pound/ounce	57.7	40.4	101.26	1.46

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$268,403	$138,466	$21,771
Reclamation, noncash and other	N/A	4,927	N/A
Less: Treatment charges per above	(32,028)	N/A	N/A
Royalty per above	(974)	N/A	N/A
Reclamation costs incurred	N/A	(82)	N/A
Adjustments, primarily for copper pricing on prior period open sales	24,099	N/A	N/A
Mining and exploration segment	259,500	143,311	21,771
Smelting and refining segment	278,450	280,382	7,306
Eliminations and other	(91,826)	(129,989)	1,676
As reported in FCX consolidated financial statements	$446,124	$293,704	$30,753

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Three Months Ended December 31, 2002
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$303,674	$303,674	$219,094	$4,906	$527,674

Site production and delivery	149,568	86,075	62,102	1,391	149,568
Gold and silver credits	(224,000)	-	-	-	-
Treatment charges	78,779	45,337	32,710	732	78,779
Royalty on metals	8,182	4,709	3,397	76	8,182
Net cash production costs	12,529	136,121	98,209	2,199	236,529
Depreciation and amortization	57,027	32,819	23,678	530	57,027
Noncash and other	3,368	1,938	1,398	32	3,368
Total production costs	72,924	170,878	123,285	2,761	296,924
Adjustments, primarily for copper pricing on prior period open sales	9,232	9,232	-	-	9,232
Gross profit	$239,982	$142,028	$95,809	$2,145	$239,982

Pounds of copper sold (000)	429,800	429,800
Ounces of gold sold			678,300
Ounces of silver sold				1,124,100

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	70.5	70.5	323.49	4.42

Site production and delivery	34.8	20.0	91.55	1.24
Gold and silver credits	(52.1)	-	-	-
Treatment charges	18.3	10.5	48.22	0.65
Royalty on metals	1.9	1.1	5.01	0.07
Net cash production costs	2.9	31.6	144.78	1.96
Depreciation and amortization	13.3	7.6	34.91	0.47
Noncash and other	0.8	0.5	2.06	0.03
Total production costs	17.0	39.7	181.75	2.46
Adjustments, primarily for copper pricing on prior period open sales	2.3	2.2	(0.49)	(0.05)
Gross profit per pound/ounce	55.8	33.0	141.25	1.91

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$527,674	$149,568	$57,027
Noncash and other	N/A	3,368	N/A
Less: Treatment charges per above	(78,779)	N/A	N/A
Royalty per above	(8,182)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales	9,232	N/A	N/A
Mining and exploration segment	449,945	152,936	57,027
Smelting and refining segment	211,683	205,099	7,030
Eliminations and other	(90,584)	(98,845)	3,953
As reported in FCX consolidated financial statements	$571,044	$259,190	$68,010

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Year Ended December 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$1,062,042	$1,062,042	$884,666	$19,613	$1,966,321

Site production and delivery	617,219	333,370	277,693	6,156	617,219
Gold and silver credits	(904,279)	-	-	-	-
Treatment charges	231,856	125,229	104,314	2,313	231,856
Royalty on metals	26,472	14,298	11,910	264	26,472
Net cash production costs (credits)	(28,732)	472,897	393,917	8,733	875,547
Depreciation and amortization	190,450	102,865	85,685	1,900	190,450
Reclamation, noncash and other	15,954	8,617	7,178	159	15,954
Total production costs	177,672	584,379	486,780	10,792	1,081,951
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	36,587	12,755	22,110	1,722	36,587
Gross profit	$920,957	$490,418	$419,996	$10,543	$920,957

Pounds of copper sold (000)	1,295,600	1,295,600
Ounces of gold sold			2,469,800
Ounces of silver sold				4,126,700

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	81.9	81.9	366.60	5.15

Site production and delivery	47.6	25.7	112.44	1.49
Gold and silver credits	(69.8)	-	-	-
Treatment charges	17.9	9.7	42.24	0.56
Royalty on metals	2.0	1.1	4.82	0.06
Net cash production costs (credits)	(2.3)	36.5	159.50	2.11
Depreciation and amortization	14.7	7.9	34.69	0.46
Reclamation, noncash and other	1.2	0.7	2.91	0.04
Total production costs	13.6	45.1	197.10	2.61
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	2.8	1.1	0.55	0.01
Gross profit per pound/ounce	71.1	37.9	170.05	2.55

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,966,321	$617,219	$190,450
Reclamation, noncash and other	N/A	15,954	N/A
Less: Treatment charges per above	(231,856)	N/A	N/A
Royalty per above	(26,472)	N/A	N/A
Reclamation costs incurred	N/A	(1,222)	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	36,587	N/A	N/A
Mining and exploration segment	1,744,580	631,951	190,450
Smelting and refining segment	910,417	892,681	28,464
Eliminations and other	(442,832)	(442,423)	11,889
As reported in FCX consolidated financial statements	$2,212,165	$1,082,209	$230,803

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Year Ended December 31, 2002
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$1,077,277	$1,077,277	$715,940	$18,408	$1,811,625

Site production and delivery	547,753	325,720	216,467	5,566	547,753
Gold and silver credits	(734,348)	-	-	-	-
Treatment charges	278,504	165,611	110,063	2,830	278,504
Royalty on metals	24,532	14,588	9,695	249	24,532
Net cash production costs	116,441	505,919	336,225	8,645	850,789
Depreciation and amortization	218,716	130,059	86,435	2,222	218,716
Noncash and other	7,117	4,232	2,813	72	7,117
Total production costs	342,274	640,210	425,473	10,939	1,076,622
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	10,421	9,591	-	830	10,421
Gross profit	$745,424	$446,658	$290,467	$8,299	$745,424

Pounds of copper sold (000)	1,522,300	1,522,300
Ounces of gold sold			2,293,200
Ounces of silver sold				4,116,100

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	70.6	70.6	311.97	4.66

Site production and delivery	36.0	21.4	94.40	1.35
Gold and silver credits	(48.2)	-	-	-
Treatment charges	18.3	10.9	48.00	0.69
Royalty on metals	1.6	1.0	4.23	0.06
Net cash production costs	7.7	33.3	146.63	2.10
Depreciation and amortization	14.4	8.5	37.69	0.54
Noncash and other	0.5	0.3	1.23	0.02
Total production costs	22.6	42.1	185.55	2.66
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	0.9	0.8	0.24	0.02
Gross profit per pound/ounce	48.9	29.3	126.66	2.02

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,811,625	$547,753	$218,716
Noncash and other	N/A	7,117	N/A
Less: Treatment charges per above	(278,504)	N/A	N/A
Royalty per above	(24,532)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	10,421	N/A	N/A
Mining and exploration segment	1,519,010	554,870	218,716
Smelting and refining segment	768,680	729,789	27,652
Eliminations and other	(377,228)	(346,197)	14,078
As reported in FCX consolidated financial statements	$1,910,462	$938,462	$260,446

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our smelting operations in Spain.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of our smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate our cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$280,382	$205,099	$892,681	$729,789
Less:
Raw material purchase costs	(131,482)	(86,064)	(384,347)	(330,516)
Production costs of wire rod and wire	(18,034)	(11,584)	(66,106)	(48,953)
Production costs of anodes sold	(851)	(2,808)	(10,695)	(9,264)
Currency hedging	3,237	510	9,625	(1,168)
Other	(2,279)	(1,987)	(3,888)	(5,211)
Credits:
Gold and silver revenues	(99,173)	(79,118)	(326,948)	(250,766)
Acid and other by-product revenues	(5,996)	(4,803)	(20,566)	(17,256)
Production costs used in calculating cathode cash production cost per pound	$25,804	$19,245	$89,756	$66,655

Pounds of cathode produced	136,600	140,100	544,700	552,200

Cathode cash production cost per pound before hedging	$0.19	$0.14	$0.16	$0.12

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to our equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Production costs – PT Smelting (100%)	$13,873	$14,456	$55,787	$64,108
Add: Gold and silver refining charges	1,603	1,622	6,200	4,263
Less: Acid and other by-product revenues	(3,828)	(1,750)	(10,665)	(5,275)
Production cost of anodes sold	149	(1,766)	(3,339)	(4,148)
Production cost used in calculating cathode cash production cost	$11,797	$12,562	$47,983	$58,948

Pounds of cathode produced	122,100	122,400	492,400	424,100

Cathode cash production cost per pound	$0.10	$0.10	$0.10	$0.14

Reconciliation to Amounts Reported
Production costs per above	$(13,873)	$(14,456)	$(55,787)	$(64,108)
Other costs	(214,764)	(171,872)	(780,530)	(517,438)
Revenue and other income	234,349	190,736	859,715	565,788
PT Smelting net income (loss)	5,712	4,408	23,398	(15,758)

PT Freeport Indonesia’s 25% equity interest	1,428	1,102	5,850	(3,940)
Amortization of excess investment cost	(60)	(60)	(241)	(241)
Equity in PT Smelting earnings (losses) per FCX consolidated financial statements	$1,368	$1,042	$5,609	$(4,181)

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES

PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate, and the tax treaty between Indonesia and the United States provides for a withholding tax of 10 percent on dividends and interest that PT Freeport Indonesia pays to the FCX parent company.  FCX also incurs a U.S. alternative minimum tax at a rate of 2 percent based primarily on consolidated income, net of smelting and refining results.  FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carry forwards for which FCX has provided no financial statement benefit.

FCX receives minimal tax benefit from costs incurred by the parent company, primarily because it generates no taxable income from U.S. sources.  FCX also currently receives no tax benefit from losses in its smelting and refining segment because those losses cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.  Thus, the percentage of provision for income taxes to consolidated income before income taxes and minority interest will decrease as PT Freeport Indonesia’s income increases and vice versa absent changes in Atlantic Copper and parent company costs.  Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses.  Summaries of the significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three months ended December 31,		Years ended December 31,
	2003	2002	2003	2002
Mining and exploration segment operating income	$ 61,047	$ 225,585	$ 792,487	$ 687,157
Mining and exploration segment interest expense, net	(5,862)	(16,924)	(44,861)	(71,424)
Intercompany operating profit recognized (deferred)	44,925	9,045	13,828	(28,807)
Taxable income	100,110	217,706	761,454	586,926
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%	37%	37%
Corporate income taxes	37,041	80,551	281,738	217,163

Approximate PT-FI net income	63,069	137,155	479,716	369,763
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	5,717	12,432	43,481	33,515

Changes in allowances and other	2,490	(3,453)	12,834	(5,160)

FCX consolidated provision for income taxes	$ 45,248	$ 89,530	$ 338,053	$ 245,518

FCX consolidated effective tax rate	84%	51%	58%	55%